EXHIBIT 5.1

July 25, 2006

Board of Directors
Motient Corporation
300 Knightsbridge Pkwy.
Lincolnshire, IL 60069

Ladies and Gentlemen:

I, Robert Macklin, in my capacity as general counsel of Motient Corporation, a Delaware corporation (the "Company"), issue this opinion in connection with its registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission and relating to the resale of 55,053,054 shares of the Company's common stock, par value $0.01 per share (the “Shares”), 7,069,391 shares of which may be issuable upon the exercise of various warrants that the Company has issued (the "Warrant Shares"). This opinion letter is furnished to enable Motient to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, I have examined copies of the following documents:

1	.	An executed copy of the Registration Statement.

2	.	The various un-exercised warrants to issue shares of the Company’s common stock, par value $0.01 per share, which are identified in the section of the Registration Statement entitles “Shares Eligible For Future Sale” (the “Warrants”).

3	.	The Restated Certificate of Incorporation of the Company, as in effect on the date hereof.

4	.	The Bylaws of the Company, as in effect on the date hereof.

In my examination of the aforesaid documents, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to me, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to me as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. I express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term "Delaware General Corporation Law, as amended" includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, I am of the opinion that, (1) the Shares are validly issued, fully paid, and nonassessable and, (2) upon exercise in accordance with the terms contained in the Warrants, the Warrant Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. I assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am an "expert" within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Robert L. Macklin
Robert L. Macklin
General Counsel and Secretary